Exhibit 10.27

OFFICER RETENTION AGREEMENT

THIS RETENTION AGREEMENT (“Agreement”), is entered into this 4th day of March, 2005, by and between EDUCATORS MUTUAL LIFE INSURANCE COMPANY, a Pennsylvania mutual life and health insurance corporation (“EML” or “the Company”), and M. CHRISTINE GIMBER (“Gimber” or “Employee”).

Background

A. EML is in the process of pursuing a strategic realignment of the Company’s business operations, including demutualization, merger and/or acquisition transactions. EML anticipates that a Letter of Intent defining the proposed transaction(s) will be executed prior to January 31, 2005 (“Letter of Intent”). The parties agree that this Retention Agreement will be executed immediately after execution of the Letter of Intent initiating the transaction(s).

B. Gimber has been employed by the Company for more than fifteen (15) years and currently serves as Vice President, Insurance Services.

C. EML wishes to retain Gimber’s services throughout the course of the transaction as defined by the Letter of Intent and is willing to provide Employee with assurance of continued employment for a defined period and incentives to induce Employee to remain employed by EML.

D. EML also wishes to protect itself, its affiliates and subsidiaries within its Market Area (defined at Section 6 below) and therefore seeks to place certain restrictions upon Gimber’s activities after employment with EML concludes.

E. Gimber wishes to remain employed by EML and is willing to accept these benefits and obligations in consideration for the mutual obligations and benefits described in this Agreement.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound hereby, the parties agree as follows:

1. Retention. The parties agree that Gimber will continue as an employee of the Company throughout the course of the transaction defined by the ultimate Letter of Intent, and for up to an additional three (3) years beyond that time (the “Retention Period”). For the duration of the Retention Period, Employee will retain her current position or another position of comparable or more senior status and responsibility, as determined by the EML Board of Directors. Also for the duration of the Retention Period, the compensation paid to Employee during active employment will not be less than the compensation paid to Employee at the commencement of the Retention Period, and benefits consistent with benefits provided to other senior executive staff will be provided to Employee. The parties agree that if Employee remains employed through and including expiration of the Retention Period, this Agreement shall become null and void, except that any breach by either party of its obligations to the other during the life of the Agreement shall not be waived and shall be preserved. The parties further agree that if the transaction contemplated by the Letter of Intent is not achieved, this Agreement shall be null and void.

2. Employee Resignation or Discharge for Cause. If Employee resigns, or if Employee is discharged for cause prior to expiration of the Retention Period, no severance benefits or other compensation or benefits, however described or denominated, shall be payable to Employee under this Agreement.

3. Employee Discharge Without Cause. The EML Board of Directors retains the right, in its sole discretion, to discharge Employee without cause during the Retention Period, subject to the following provisions of this Section 3:

3.1. If Employee is discharged without cause during the Retention Period, she will receive compensation (less required withholdings) in an amount equivalent to the salary she would have received had she remained employed for an additional eighteen (18) months.

3.2. The compensation described in Section 3.1 will be paid in arrears in monthly installments based on the salary that Employee would have received for each such monthly period had she remained employed by the Company for such period.

3.3. For so long as Employee receives payments under Sections 3.1 and 3.2, she will be eligible to receive, at the Company’s expense, health insurance benefits substantially equivalent to those health insurance benefits received by Employee prior to her termination of employment. All other benefits based on active employment status will cease upon termination of Employee’s employment.

3.4. If Employee wishes, the Company will provide outplacement services (selected and managed by the Company or its designee), subject to a maximum limit of Five Thousand Dollars ($5,000).

3.5. Commencing with the tenth monthly installment payment described in Section 3.2, monthly installment payments shall be calculated net of any earnings that Employee receives from new employment she secures during the Retention Period, as applicable. Employee shall immediately report such new employment to the Company and shall provide the Company with such information as may reasonably be required to calculate the net amount due Employee after giving effect to earnings received from new employment during the period.

3.6. If Employee fails to immediately notify the Company of new employment and to use her best efforts to assist the Company in calculating any required adjustment for earnings from such new employment, Employee shall thereby forfeit any further payments that would otherwise be due under this Agreement and shall be liable to reimburse the Company for any payments received by Employee under this agreement.

4. Disability. If Employee becomes disabled during the Retention Period, no amounts shall be payable under this Agreement during the period of disability. If Employee becomes disabled during the Retention Period and such disability continues through expiration of the Retention Period, no amounts shall be payable under this Agreement at any time. If Employee becomes disabled during the Retention Period and subsequently returns to work during the Retention Period, this Agreement shall apply to such resumed employment for the remainder of the Retention Period without any extension or other adjustment of the Retention Period on account of the period of time during which Employee was disabled.

5. Death. Except as otherwise provided in this Section 5, if Employee dies during the term of this Agreement, this Agreement shall automatically terminate, and the Company shall have no obligation to Employee or Employee’s heirs or assigns hereunder; provided however, if death occurs during a period when amounts are being paid to Employee under Section 3, the Company’s sole obligation will be to pay the monthly installment due for the month in which death occurs.

6. Restrictive Covenants. The parties acknowledge and agree that the following restrictive covenants are reasonably necessary to protect the Company, its subsidiaries, affiliates, successors and assigns:

6.1 During Employee’s employment with the Company and continuing for twelve (12) months after employment is concluded, Employee covenants and agrees not to compete with EML, its subsidiaries, affiliates, successors or assigns, by engaging in any Included Business in the Market Area; provided, however, that Employee may seek written permission, as discussed at Section 6.4 hereof, from EML, its subsidiaries, affiliates, successors or assigns, which permission will not be unreasonably withheld, to seek or accept employment with an entity that engages in an Included Business within the Market Area so long as Employee is not personally engaged or involved in, as part of Employee’s job duties, activities competitive with the then-current activities of EML, its subsidiaries, affiliates, successors or assigns. The term “Included Business” means any business engaged in by EML, its subsidiaries, affiliates, successors and assigns, at the time Employee’s employment with the Company terminates. The term “Market Area” means any states or other jurisdictions wherein EML, its subsidiaries, affiliates, successors or assigns, are conducting an insurance business at the time Employee’s employment with the Company terminates.

6.2 During the term of Employee’s employment with the Company and continuing for twelve (12) months after employment is concluded, Employee covenants and agrees not to:

(a) solicit any existing clients or customers of EML, its subsidiaries, affiliates, successors or assigns to take their business from EML, its subsidiaries, affiliates, successors or assigns; and

(b) solicit any broker, master broker or agent of EML, its subsidiaries, affiliates, successors or assigns, to cease representing or otherwise doing business with or on behalf of EML, its subsidiaries, affiliates, successors or assigns.

6.3 During the term of Employee’s employment with the Company and continuing for twenty-four (24) months after employment is concluded, Employee covenants and agrees not to solicit any existing employees of EML, its subsidiaries, affiliates, successors or assigns, to leave the employ of EML, its subsidiaries, affiliates, successors or assigns, for employment with another entity engaged in an Included Business.

6.4 In the event Employee wishes to seek written permission to accept employment as described in Section 6.1 above, Employee will provide EML with information describing the proposed employment, including name of proposed employer, position title, position location, position duties, business conducted by proposed employer, markets in which proposed employer conducts business, and any other information necessary to enable EML to make an informed decision. Once EML has received sufficient information to enable it to make an informed decision, EML will provide Employee with its response within seven (7) business days. If Employee has not been informed of EML’s response within seven (7) business days, then permission to accept the proposed employment will be deemed granted. The request for permission and requisite information should be forwarded to EML at the following address via certified mail with return receipt:

Chairman of the Board

Educators Mutual Life

202 North Prince Street

PO Box 83149

Lancaster, PA 17608-3149

7. Enforcement. In the event of an actual or threatened breach by Employee of the provisions of Section 6 hereof, EML, its subsidiaries, affiliates, successors and assigns, shall be entitled to an injunction restraining Employee from such violation for the period set forth herein without the necessity of proving actual damages or the inadequacy of a legal remedy; provided that said period shall be extended by the time which may have elapsed between the time Employee is notified of such violation and an injunction issues restraining Employee from such violation. Nothing herein shall be construed as prohibiting EML, its subsidiaries, affiliates, successors or assigns, from pursuing any other remedies available for such breach or threatened breach, including the recovery of damages, costs and other reasonable remedies from Employee. Without limiting the foregoing, in the event of a breach by Employee of Section 6 hereof, EML’s obligations under this Agreement shall immediately terminate and Employee shall not be entitled to any additional compensation or benefits of any kind whatsoever. In the event of a dispute between Employee and EML and/or its subsidiaries, affiliates, successors and assigns, each party shall pay his or its own attorneys fees and costs associated with any related proceedings or litigation.

8. Severability. The parties acknowledge that any restrictions contained in this Agreement, particularly Section 5, 6 and 7 hereof, are reasonable and that consideration for this Agreement has been exchanged. In the event that any provision of this Agreement shall be held to be void, voidable or unenforceable, then the remaining portions hereof shall remain in full force and effect; provided, that in the event a Court shall determine that any provision is inequitably broad, it is the intention of the parties that the Court adjust such obligations rather than eliminating said obligations entirely.

9. Assignment; Successors and Assigns. Employee’s rights, duties, obligations and benefits under this Agreement are personal to Employee, and no such right, duty, obligation or benefit shall be subject to voluntary or involuntary alienation, assignment, delegation or transfer. EML shall have the right to assign its rights, duties and obligations hereunder to any direct or indirect subsidiary or affiliate of EML, or any successor in interest of EML, whether by merger, consolidation, purchase/sale of assets or otherwise, without the prior written consent of the Employee.

10. Governing Law. This Agreement shall be construed in accordance with and be governed by the laws of the Commonwealth of Pennsylvania.

11. Entire Agreement. This Agreement constitutes the entire Agreement between the parties and cannot be modified except in writing signed by both parties. This Agreement cancels and supercedes any and all pre-existing Agreements or promises as between the parties.

12. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Agreement as of the date first above written.

EDUCATORS MUTUAL LIFE	EMPLOYEE
INSURANCE COMPANY

By:		(SEAL)
M. Christine Gimber

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